Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-16555 on Form S-8 of our report dated June 16, 2022, relating to the financial statements and supplemental schedule of the Amended and Restated Crane Co. Savings and Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
June 16, 2022